Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-186744) of Caterpillar Inc. of our report dated June 25, 2019 relating to the financial statements and supplemental schedule of the Caterpillar Global Mining Legacy Hourly Employees' Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 25, 2019